Exhibit 99.3

PART IV

Item 15. Exhibits and Financial Statement Schedules

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Everi Games Holding Inc.

Austin, Texas

We have audited the accompanying consolidated balance sheets of Multimedia Games Holding Company, Inc. (now known as Everi Games Holding Inc.) or the Company, as of September 30, 2014 and 2013 and the related consolidated statements of operations and other comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2014. In connection with our audits of the financial statements, we have also audited financial statement Schedule II-Valuation and Qualifying Accounts for each of the three years in the period ended September 30, 2014. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements and schedule presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Multimedia Games Holding Company, Inc. at September 30, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2014, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ BDO USA, LLP

Austin, Texas
November 12, 2014, except for Note 20, which is as of October 23, 2015

MULTIMEDIA GAMES HOLDING COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

As of September 30, 2014 and 2013

(In thousands, except shares)

	September 30, 2014	September 30, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$138,086	$102,632
Accounts receivable, net of allowance for doubtful accounts of $150 and $342, respectively	25,265	26,566
Inventory	12,412	12,429
Notes receivable, current	2,375	2,093
Deferred tax asset	5,886	7,818
Prepaid expenses and other	4,440	2,423
Federal and state income tax receivable	4,400	2,855
Total current assets	192,864	156,816
Property and equipment and leased gaming equipment, net	76,862	77,458
Intangible assets, net	32,022	34,723
Notes receivable, non-current	5,368	4,841
Deferred tax asset, non current	1,348	2,690
Value added tax receivable, net of allowance of $707 and $707, respectively	2,911	2,862
Other assets	3,637	2,135
Total assets	$315,012	$281,525
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,700	$3,700
Accounts payable and accrued liabilities	33,998	29,129
Deferred revenue	447	520
Total current liabilities	38,145	33,349
Long-term debt, less current portion	22,200	25,900
Long-term deferred tax liability	9,838	12,824
Other long-term liabilities	471	511
Total liabilities	70,654	72,584
Commitments and contingencies (Note 16)
Stockholders’ equity:
Preferred stock: Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 38,628,091 and 37,802,950 shares issued, and 29,732,011 and 29,386,870 shares outstanding, respectively	386	378
Additional paid-in capital	148,828	131,232
Treasury stock, 8,896,080 and 8,416,080 common shares at cost, respectively	(81,002)	(66,886)
Retained earnings	176,146	144,217
Total stockholders’ equity	244,358	208,941
Total liabilities and stockholders’ equity	$315,012	$281,525

The accompanying notes are an integral part of the consolidated financial statements.

MULTIMEDIA GAMES HOLDING COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND OTHER COMPREHENSIVE INCOME

For the Years Ended September 30, 2014, 2013 and 2012

(In thousands, except per share data)

	September 30, 2014	September 30, 2013	September 30, 2012
REVENUES:
Gaming operations	$147,897	$132,640	$112,010
Gaming equipment and system sales	68,030	54,539	42,793
Other	2,202	2,187	1,373
Total revenues	218,129	189,366	156,176
OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue(1)	15,136	13,803	12,547
Cost of equipment and system sales	31,797	23,143	18,548
Selling, general and administrative expenses	58,720	48,350	46,451
Write-off, reserve, impairment & settlement charges	—	—	1,187
Research and development	17,174	16,842	15,082
Amortization and depreciation	43,388	34,846	38,270
Total operating costs and expenses	166,215	136,984	132,085
Operating income	51,914	52,382	24,091
OTHER INCOME (EXPENSE):
Interest income	412	491	1,553
Interest expense	(930)	(1,139)	(1,392)
Other income	166	33	1,045
Income before income taxes	51,562	51,767	25,297
Income tax (expense) benefit	(19,633)	(16,833)	2,877
Net income	$31,929	$34,934	$28,174

Basic income per common share	$1.07	$1.21	$1.01
Diluted income per common share	$1.02	$1.14	$0.96

Other comprehensive income:
Foreign Currency translation adjustments	—	329	123
Comprehensive income	$31,929	$35,263	$28,297

Shares used in net income per common share:
Basic	29,861	28,929	27,807
Diluted	31,269	30,677	29,261

(1)                       Cost of gaming operations revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

The accompanying notes are an integral part of the consolidated financial statements.

MULTIMEDIA GAMES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended September 30, 2014, 2013 and 2012

(In thousands, except share amounts)

	Common Stock		Additional	Treasury Stock			Accumulated Other	Total
	Number of Shares	Amount	Paid -in Capital	Number of Shares	Amount	Retained Earnings	Comprehensive Income (Loss)	Stockholders’ Equity
Balance, September 30, 2011	34,558,031	$346	$95,063	7,719,657	$(60,164)	$81,109	$(452)	$115,902
Exercise of stock options	1,737,996	17	8,715	—	—	—	—	8,732
Purchase of treasury stock	—	—	—	392,821	(1,884)	—	—	(1,884)
Long-term incentive program	—	—	651	—	—	—	—	651
Tax benefit of stock options exercised	—	—	555	—	—	—	—	555
Share-based compensation expense	—	—	2,767	—	—	—	—	2,767
Net income	—	—	—	—	—	28,174	—	28,174
Foreign currency translation adjustment	—	—	—	—	—	—	123	123
Balance, September 30, 2012	36,296,027	363	107,751	8,112,478	(62,048)	109,283	(329)	155,020
Exercise of stock options and release of awards	1,506,923	15	9,161	—	—	—	—	9,176
Purchase of treasury stock	—	—	—	303,602	(4,838)	—	—	(4,838)
Long-term incentive program	—	—	478	—	—	—	—	478
Tax benefit of stock options exercised	—	—	10,394	—	—	—	—	10,394
Share-based compensation expense	—	—	3,448	—	—	—	—	3,448
Net income	—	—	—	—	—	34,934	—	34,934
Foreign currency translation adjustment	—	—	—	—	—	—	329	329
Balance, September 30, 2013	37,802,950	378	131,232	8,416,080	(66,886)	144,217	—	208,941
Exercise of stock options and release of awards	794,840	8	3,464	—	—	—	—	3,472
Purchase of treasury stock	—	—	—	480,000	(14,116)	—	—	(14,116)
Long-term incentive program	30,301	—	1,147	—	—	—	—	1,147
Tax benefit of stock options exercised	—	—	8,258	—	—	—	—	8,258
Share-based compensation expense	—	—	4,727	—	—	—	—	4,727
Net income	—	—	—	—	—	31,929	—	31,929
Balance, September 30, 2014	38,628,091	$386	$148,828	8,896,080	$(81,002)	$176,146	$—	$244,358

The accompanying notes are an integral part of the consolidated financial statements.

MULTIMEDIA GAMES HOLDING COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended September 30, 2014, 2013 and 2012

(In thousands)

	September 30,	September 30,	September 30,
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,929	$34,934	$28,174
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	43,388	34,846	38,270
Accretion of contract rights	9,357	8,468	7,700
Share-based compensation	5,874	3,926	3,418
Other non-cash items	(195)	1,501	1,405
Deferred income taxes	287	6,662	(4,346)
Interest income from imputed interest	(228)	(376)	(1,292)
Changes in operating assets and liabilities
Total accounts and notes receivable	788	(8,463)	(59)
Federal and state income tax receivable	6,713	6,688	(102)
Inventory	376	(5,386)	(86)
Current liabilities	3,875	126	4,544
Other current and long-term assets and long-term liabilities	(1,603)	3,983	(2,529)
Tax benefit from exercise of stock options	(8,258)	(10,396)	(554)
NET CASH PROVIDED BY OPERATING ACTIVITIES	92,303	76,513	74,543

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and leased gaming equipment	(35,408)	(48,624)	(45,220)
Capitalized labor and acquisition of intangible assets	(13,114)	(9,260)	(6,102)
Advances under development and placement fee agreements	(795)	(8,535)	(15,575)
Advances under promissory notes	(4,750)	—	—
Repayments under development agreements	3,304	7,749	15,846
NET CASH USED IN INVESTING ACTIVITIES	(50,763)	(58,670)	(51,051)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	3,472	9,176	8,733
Tax benefit from exercise of stock options	8,258	10,396	554
Principal payments of long term debt	(3,700)	(3,700)	(3,700)
Proceeds from capital leases	—	—	894
Principal payments of capital leases	—	—	(894)
Purchase of treasury stock	(14,116)	(4,838)	(1,884)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(6,086)	11,034	3,703
EFFECT OF EXCHANGE RATES ON CASH	—	—	(150)
Net increase in cash and cash equivalents	35,454	28,877	27,045
Cash and cash equivalents, beginning of the year	102,632	73,755	46,710
Cash and cash equivalents, end of the year	$138,086	$102,632	$73,755

SUPPLEMENTAL CASH FLOW DATA:
Interest paid	$(930)	$(1,083)	$(1,296)
Income tax (paid) refunded, net	$(12,632)	$(4,116)	$561
NON-CASH TRANSACTIONS:
Change in contract rights resulting from imputed interest on development agreement notes receivable	$194	$375	$(22)
Transfer of leased gaming equipment to inventory	$5,812	$3,570	5,085

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. PROPOSED MERGER AND BASIS OF PRESENTATION

Business

Multimedia Games Holding Company, Inc. and its subsidiaries (the “Company,” “we,” “us,” “our” or “Multimedia Games”) design, manufacture and supply innovative standalone and networked gaming systems to commercial and Native American casino operators in North America, domestic and selected international lottery operators, and commercial bingo gaming facility operators.

The Company’s standalone gaming machines are primarily sold and placed in Class III settings while its central determinant and server-based centrally-linked products and systems are primarily sold and placed in Class II settings. The Company uses the term Class III to refer to traditional slot machines that are placed or sold in commercial jurisdictions as well as compact games located in various tribal gaming jurisdictions. The Company uses the term Class II to refer to electronic games based on the game of chance commonly known as bingo (whether or not electronic, computer, or other technological aids are used in connection therewith) associated with Native American gaming in the United States and video lottery terminals.

The Company’s product line and markets include Class II and Class III gaming facilities operated by commercial and Native American casinos. The Company derives the majority of its gaming revenues from participation, development, and placement fee agreements, all of which operate on a participation, or revenue share, basis or on a fixed daily fee. The Company enters into development and placement fee agreements to provide financing for new gaming facilities or for the expansion of existing facilities in exchange for a certain amount of floor space for a contracted period of time. All or a portion of the funds provided by the Company under development agreements are reimbursed to the Company, while such funding under placement fee agreements is not reimbursed.

The Company also offers and generates revenue from the sale of gaming units and systems that feature proprietary game content and game themes licensed from others. The Company intends to increase these for-sale revenues by expanding into additional gaming jurisdictions and into other segments of the gaming market. The Company also generates revenues by providing the central determinant system operated by the New York State Division of the Lottery for the video lottery terminals installed at racetracks in the State of New York.

Proposed Merger

On September 8, 2014, the Company, Global Cash Access Holdings, Inc., a Delaware corporation (“GCA”), and Movie Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of GCA (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).

The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GCA. At the effective time of the Merger (the “Effective Time”), each share of common stock of the Company outstanding immediately prior to the Effective Time (other than shares held directly or indirectly by the Company, GCA or Merger Sub, or held by shareholders who are entitled to demand and properly perfect the right of dissent and appraisal of such shares pursuant to, and in compliance in all respects with, the Texas Business Organizations Code) will be automatically converted into the right to receive $36.50 in cash, without interest and less any applicable withholding taxes.

The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The closing of the Merger is subject to the approval of the Merger Agreement by the affirmative vote of holders of at least two-thirds of all outstanding shares of common stock of the Company. The closing of the Merger is also subject to various customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the receipt of specified licenses, permits, and other approvals relating to the Company’s gaming operations issued by certain governmental authorities, the absence of any governmental order prohibiting the consummation of the transactions contemplated by the Merger Agreement, the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifications) and compliance with the covenants and agreements in the Merger Agreement in all material respects. On September 26, 2014, we received notice from the Federal Trade Commission of the early termination of the applicable waiting period under the HSR Act.

The Merger Agreement contains certain termination rights, including the right of the Company to terminate the Merger Agreement to accept a superior proposal, and provides that, upon termination of the Merger Agreement by the Company or GCA upon specified conditions, a termination fee of $32.5 million will be payable by the Company.

In addition to the foregoing termination rights, either party may terminate the Merger Agreement if the Merger is not consummated on or before June 8, 2015 (which may be extended to July 8, 2015 in certain circumstances specified in the Merger Agreement).

Following consummation of the Merger, there will be no public market for the Company’s common stock, which will cease to be traded on the NASDAQ Global Select Market, and the Company will no longer be required to file periodic reports with the Securities and Exchange Commission.

A description of the Merger Agreement and the Merger is contained in the Company’s definitive proxy statement dated October 22, 2014, which was first mailed to its shareholders on or about October 22, 2014.

Basis of Presentation

The consolidated financial statements include the accounts of Multimedia Games Holding Company, Inc. and its wholly-owned subsidiaries, including Multimedia Games, Inc., MGAM Technologies, LLC, MGAM Canada, Inc., MegaBingo International, LLC, Multimedia Games de Mexico, S. de R.L. de C.V., Multimedia Games de Mexico 1, S. de R.L. de C.V., and Servicios de Wild Basin S. de R.L. de C.V. Intercompany balances and transactions have been eliminated.

2. SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Examples include share-based compensation, provisions for doubtful accounts, recoverability of notes, value added tax and other receivable balances, provision for slow-moving or obsolete inventory, estimated useful lives and impairment of property and equipment and intangible assets, valuation of deferred income taxes, and the provision for and disclosure of litigation and loss contingencies. Actual results may differ materially from these estimates in the future.

Revenue Recognition

The Company derives revenue from the following sources:

• Gaming Operations

Participation, development, placement fee, or lease revenue generated from the Company’s commercial products, and Native American products, other bingo products, lottery systems, and back office systems

• Gaming Equipment and Systems Sales	Direct sales of player terminals, licenses, back office systems and other related equipment
• Other	Maintenance and service arrangements and other

In accordance with the provision of ASC Topic 605, “Revenue Recognition,” the Company recognizes revenue when all of the following have been satisfied:

•                                          Persuasive evidence of an arrangement exists;

•                                          Delivery has occurred;

•                                          Price to the buyer is fixed or determinable; and

•                                          Collectibility is reasonably assured.

See below in “Gaming Equipment and Systems Sales” and in Part II, Item 7, “Management’s Discussion and Analysis - Critical Accounting Policies and Estimates” for more information on how the Company recognizes revenue in multiple deliverable arrangements.

Gaming Operations

The majority of the Company’s gaming revenue is generated by its gaming operations under development, placement, and participation arrangements in which the Company provides its customers with player terminals, player terminal-content licenses and back-office equipment, collectively referred to herein as leased gaming equipment. Under these arrangements, the Company retains ownership of the leased gaming equipment installed at customer facilities, and the Company receives revenue based on a percentage of the net win per day generated by the leased gaming equipment or a fixed daily fee based on the number of player terminals installed at the facility. Revenue from lease participation or daily fee arrangements are considered both realizable and earned at the end of each gaming day.

Gaming revenue generated by player terminals deployed at sites under development or placement fee agreements is reduced by the accretion of contract rights acquired as part of those agreements. Contract rights are amounts allocated to intangible assets for dedicated floor space resulting from such agreements, described under “Development and Placement Fee Agreements.” The related amortization expense, or accretion of contract rights, is netted against its respective revenue category in the consolidated statements of operations and other comprehensive income.

The Company also generates gaming revenues from back-office fees with certain customers. Back-office fees cover the service and maintenance costs for back-office servers installed in each gaming facility to run its gaming equipment, as well as the cost of related software updates. Back-office fees are considered both realizable and earned at the end of each gaming day.

Gaming Equipment and System Sales

The Company sells gaming equipment and gaming systems directly to its customers under independent sales contracts through normal credit terms, or may grant extended credit terms under contracts secured by the related equipment, with interest recognized at market rates.

For sales arrangements with multiple deliverables, the Company applies the guidance from ASU No. 2009-13, “Revenue Recognition (Topic 605), Multiple-Deliverable Revenue Arrangements.” ASU No. 2009-13 establishes the accounting and reporting guidance for arrangements under which the vendor will perform multiple revenue-generating activities; specifically, how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. In addition, the Company applies the guidance from ASU No. 2009-14, “Software (Topic 985), Certain Revenue Arrangements that Include Software Elements,” which affects vendors that sell or lease tangible products in an arrangement that contains software that is more than incidental to the tangible product as a whole and clarifies what guidance should be used in allocating and measuring revenue.

The majority of the Company’s multiple element sales contracts are for some combination of gaming equipment, player terminals, content, system software, license fees, ancillary equipment and maintenance. ASU No. 2009-13 states that revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables meet both of the following criteria:

•                                          The delivered items have value to the customer on a stand-alone basis. The item or items have value on a stand-alone basis if they are sold separately by any vendor or the customer could resell the delivered item(s) on a stand-alone basis. In the context of a customer’s ability to resell the delivered item(s), this criterion does not require the existence of an observable market for the deliverable(s); and

•                                          If the arrangement includes a general right of return relative to the delivered items, delivery or performance of the undelivered items is considered probable and substantially in the control of the vendor.

ASU No 2009-13 requires that arrangement consideration be allocated, at the inception of the arrangement, to all deliverables based on their relative selling price (i.e., the relative selling price method). When applying the relative selling price method, a hierarchy is used for estimating the selling price based first on Vendor-Specific Objective Evidence, or VSOE, then Third-Party Evidence, or TPE, and finally management’s Estimate of the Selling Price, or ESP.

Revenue related to systems arrangements that contain both software and non-software deliverables requires allocation of the arrangement fee to the separate deliverables using the relative selling price method. Revenue for software deliverables is recognized under software revenue recognition guidance. Revenue resulting from the sale of non-software deliverables, such as gaming devices and other hardware, are accounted for based on other applicable revenue recognition guidance as the devices are tangible products containing both software and non-software components that function together to deliver the product’s essential functionality.

In allocating the arrangement fees to separate deliverables, the Company evaluates whether it has VSOE of selling price, TPE or ESP for gaming devices, maintenance and product support fees and other revenue sources. The Company generally uses ESP to determine the selling price used in the allocation of separate deliverables, as VSOE and TPE are generally not available. The Company determines the ESP on separate deliverables by estimating a margin typically received on such items and applying that margin to the product cost incurred.

Generally, player terminal sales include ancillary equipment, such as networking gear, bases, chairs, and occasionally signage, some of which may be necessary for the full functionality of the player terminals in a casino. This ancillary equipment comprises an install kit that is shipped simultaneously with the player terminals. Although our products are analyzed as multiple deliverable arrangements, revenue for the player terminal and ancillary equipment is not recognized until all elements essential for the functionality of the product have been shipped or delivered. This includes game theme software and essential ancillary equipment. If elements that are not essential to the functionality of the player terminals are shipped after the unit, such as signage, chairs, or bases, these items would be classified as deferred revenue until shipped or delivered.

Cash and Cash Equivalents

The Company considers all highly liquid investments (i.e., investments which, when purchased, have original maturities of three months or less) to be cash equivalents.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts related to its accounts receivable and notes receivable that have been deemed to have a high risk of uncollectibility. Management reviews its accounts and notes receivable on a quarterly basis to determine if any receivables will potentially be uncollectible. Management analyzes historical collection trends and changes in its customer payment patterns, customer concentration, and creditworthiness when evaluating the adequacy of its allowance for doubtful accounts. In its overall allowance for doubtful accounts, the Company includes any receivable balances for which uncertainty exists as to whether the account balance has become uncollectible. Based on the information available, management believes the allowance for doubtful accounts is adequate; however, actual write-offs may exceed the recorded allowance.

Inventory

The Company’s inventory consists primarily of completed player terminals, related component parts, and back-office computer equipment. Inventories are stated at lower of cost (first in first out), or market.

Property and Equipment and Leased Gaming Equipment

Property and equipment and leased gaming equipment are stated at cost. The cost of property and equipment and leased gaming equipment is depreciated over their estimated useful lives, generally using the straight-line method for financial reporting, and regulatory acceptable methods for income tax reporting purposes. Player terminals and related components and equipment are included in the Company’s rental pool. The rental pool can be further delineated as “rental pool — deployed,” which consists of assets deployed at customer sites under participation arrangements, and “rental pool — undeployed,” which consists of assets with the Company that are available for customer use. Rental pool — undeployed consists of both new units awaiting deployment to a customer site and previously deployed units currently back with the Company to be refurbished awaiting re-deployment. Routine maintenance of property and equipment and leased gaming equipment is expensed in the period incurred, while major component upgrades are capitalized and depreciated over the estimated remaining useful life of the component. Sales and retirements of depreciable property are recorded by removing the related cost and accumulated depreciation from the accounts. Gains or losses on sales and retirements of property are reflected in the Company’s results of operations.

In accordance with ASC Topic 360, “Property, Plant, and Equipment,” the Company (i) recognizes an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows; and (ii) measures an impairment loss as the difference between the carrying amount and fair value of the asset.

The Company’s management reviews long-lived asset classes for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs of disposal. During fiscal 2014, the Company did not experience a triggering event that would have caused an impairment analysis assessment. During the years ended September 30, 2014, 2013 and 2012 in the ordinary course of business or upon reviewing the nature of the assets, the Company charged operations by recording reserves or writing off $224,000, $554,000 and $669,000, respectively, of property and equipment and leased gaming equipment.

Development and Placement Fee Agreements

The Company enters into development and placement fee agreements to provide financing for new gaming facilities or for the expansion of existing facilities. All or a portion of the funds provided under development agreements are reimbursed to the Company, while funds provided under placement fee agreements are not reimbursed. In return, the facility dedicates a percentage of its floor space to placement of the Company’s player terminals, and the Company receives a fixed percentage of those player terminals’ hold per day over the term of the agreement which is generally for 12 to 83 months. Certain of the agreements contain player terminal performance standards that could allow the facility to reduce a portion of the Company’s guaranteed floor space. In addition, certain development agreements allow the facilities to buy out floor space after advances that are subject to repayment have been repaid. The agreements typically provide for a portion of the amounts retained by the gaming facility for their share of the operating profits of the facility to be used to repay some or all of the advances recorded as notes receivable. Placement fees and amounts advanced in excess of those to be reimbursed by the customer for real property and land improvements are allocated to intangible assets and are generally amortized over the term of the contract, which is recorded as a reduction of revenue generated from the gaming facility. In the past the Company has, and in the future, the Company may, by mutual agreement, amend these contracts to reduce its floor space at the facilities. Any proceeds received for the reduction of floor space is first applied against the intangible asset recovered for that particular development or placement fee agreement, if any, and the remaining net book value of the intangible asset is prospectively amortized on a straight-line method over the remaining estimated useful life.

Other Assets

Other assets consist of restricted cash, long-term prepaids, and refundable deposits. At September 30, 2014 and 2013, the restricted cash balances were $463,000 and $511,000, respectively, representing the fair value of investments held by the Company’s prize fulfillment firm related to outstanding MegaBingo jackpot prizes.

Deferred Revenue

Deferred revenue represents amounts from the sale of gaming equipment and systems that have been billed, or for which notes receivable have been executed, but which transaction has not met the Company’s revenue recognition criteria. The cost of the related gaming equipment and systems is offset against deferred revenue. Amounts are classified between current and long-term liabilities, based upon the expected period in which the revenue will be recognized.

Other Long-Term Liabilities

Other long-term liabilities include investments held at fair value by the Company’s prize-fulfillment firm related to outstanding MegaBingo jackpot-prize-winner annuities and the long-term portion of deferred revenue. The long-term liabilities were $471,000 and $511,000 as of September 30, 2014 and 2013, respectively, the majority of which was related to the prize fulfillment annuities.

Other Income and Expense

Other income primarily resulted from a gain on the exchange of used equipment with our third party equipment suppliers, as well as net gains incurred on foreign currency transactions, primarily related to the Company’s former Mexico operations (see also, Note 11, “Termination of Mexico Operations”). For the years ended September 30, 2014, 2013 and 2012 other income was $166,000, $33,000 and $1.0 million, respectively.

Research and Development Costs

The Company conducts research and development activities primarily to develop new gaming systems, gaming engines, casino data management systems, casino central monitoring systems, video lottery outcome determination systems, gaming platforms, and gaming content and to add enhancements to our existing product lines. The Company believes its ability to deliver differentiated, appealing products and services to the marketplace is based in our research and development investments, and expects to continue to make such investments in the future. These research and development costs consist primarily of salaries and benefits, consulting fees, game lab testing fees, and an allocation of corporate facilities costs related to these activities. Once the technological feasibility of a project has been established, it is transferred from research to development, and capitalization of development costs begins until the product is available for general release.

Research and development costs for years ended September 30, 2014, 2013 and 2012 were $17.2 million, $16.8 million and $15.1 million, respectively.

Employee Benefit Plans

The Company has established an employee savings plan pursuant to Section 401(k) of the Internal Revenue Code. The plan provides for the employees to make tax-deferred deposits into the plan up to the maximum of $17,500, plus a $5,500 catch-up contribution for employees age 50 or above for 2014. The Company has historically matched employees’ contributions to the 401(k) Plan equal to 50% of the first 4% of compensation contributed by employees to the 401(k) Plan. Such Company contributions amounted to $798,414, $516,000 and $425,000 for the years ended September 30, 2014, 2013, and 2012, respectively.

Fair Value Measurements

The Company applies the provisions of FASB Topic 820, “Fair Value Measurements”(Topic 820) to its financial assets and liabilities. Fair value is defined as a market-based measurement intended to estimate the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Topic 820 also established a fair value hierarchy, which requires an entity to maximize the use of observable inputs when measuring fair value. These inputs are categorized as follows:

•                                          Level 1 - quoted prices in an active market for identical assets or liabilities;

•                                          Level 2 - quoted prices in an active market for similar assets or liabilities, inputs other than quoted prices that are observable for similar assets or liabilities, inputs derived principally from or corroborated by observable market data by correlation or other means; and

•                                          Level 3 - valuation methodology with unobservable inputs that are significant to the fair value measurement.

The following summarizes the valuation of certain of the Company’s financial assets and liabilities as of September 30, 2014 and 2013, based on the fair value hierarchy:

	Fair Value Measurements using
	Level 1	Level 2	Level 3	Total
September 30, 2014
Assets:
Cash Equivalents:
Money market funds	$93,691	$—	$—	$93,691
Total	$93,691	$—	$—	$93,691

September 30, 2013
Assets:
Cash Equivalents:
Money market funds	$84,049	$—	$—	$84,049
Total	$84,049	$—	$—	$84,049

The carrying value of financial instruments reported in the accompanying consolidated balance sheets for cash, accounts receivable, notes receivable from development agreements, accounts payable, and accrued expenses payable and other liabilities, approximate fair value due to the immediate or short-term nature or maturity of these financial instruments. The carrying value of the Company’s debt is consistent with fair value due to the variable interest rates in place. The Company received notes receivable and warrants during 2014, that were recorded at fair value upon receipt, based upon a third party valuation. The fair values of the notes receivable instruments and warrants were based on Level 3 inputs. The carrying value of these instruments at September 30, 2014 represents fair value due to the short period that has elapsed since completion of the valuation.

Segment and Related Information

Although the Company’s chief operating decision maker analyzes the Company’s product lines and geographic areas for purposes of revenue, these product lines and geographic areas are managed and operated as one business segment, and meet the criteria for aggregation as permitted in ASC 280-10-50, “Operating Segments”. The Company’s chief operating decision maker reviews operating results in the aggregate for purposes of making decisions about resources to be allocated and for assessing performance and, outside of revenue, other discrete financial information is not available by product line or geographic area. ASC 280-10-50-11, “Aggregation Criteria,” allows for the aggregation of operating segments if the segments have similar economic characteristics and if the segments are similar in each of the following areas:

1.                                      The nature of the products and services

2.                                      The nature of the production processes

3.                                      The type or class of customer for their products and services

4.                                      The methods used to distribute their products or provide their services

5.                                      The nature of the regulatory environment, if applicable

The Company is engaged in the business of designing, manufacturing, and distributing gaming machines, video lottery terminals, and associated systems and equipment, as well as the maintenance of these machines and equipment. The Company also supplies the central determinant system for the video lottery terminals installed at racetracks in the State of New York. The Company’s production process is essentially the same for the entire Company, and is performed via outsourced product manufacturers, as well as in-house manufacturing performed primarily at the Company’s warehouse and assembly facilities in Austin, Texas and Las Vegas, Nevada. The Company’s customers consist of entities in the business of operating gaming, bingo or lottery facilities, and include Native American tribes and commercial entities licensed to conduct such business in their jurisdictions. The distribution of the Company’s products is consistent across the entire Company and is generally performed by third-party transportation companies. The regulatory environment is similar in every jurisdiction in that gaming is regulated and its games must meet the regulatory requirements established. In addition, the economic characteristics of each customer arrangement are similar in that the Company obtains revenue via a revenue share arrangement or direct sale of product or service, depending on the customer’s need. These sources of revenue are consistent with respect to both product line and geographic area.

In addition, discrete financial information, such as costs and expenses, operating income, net income and EBITDA (earnings before interest expense, income taxes, depreciation, amortization, and accretion of contract rights), are not captured or analyzed by product line or geographic area. The Company’s chief operating decision maker analyzes product performance based on average daily play on a game level basis, which is consistent across all product lines and geographic areas. This average daily performance data, along with customer needs, are the key drivers for assessing how the Company allocates resources and assesses its operating performance.

Costs of Computer Software

Software development costs have been accounted for in accordance with ASC Topic 985, “Software.” Under ASC Topic 985, capitalization of software development costs begins upon the establishment of technological feasibility and prior to the availability of the product for general release to customers. The Company capitalized software development costs of approximately $13.1 million and $9.1 million for the years ended September 30, 2014 and 2013, respectively. Software development costs primarily consist of personnel costs and gaming lab testing fees. The Company begins to amortize capitalized costs when a product is available for general release to customers. Amortization expense is determined on a product-by-product basis at a rate not less than straight-line basis over the product’s remaining estimated economic life, not to exceed five years. Amortization of software development costs is included in amortization and depreciation in the accompanying consolidated statements of operations and other comprehensive income.

Income Taxes

In accordance with ASC Topic 740, “Income Taxes”, we have recorded deferred tax assets and liabilities to account for the expected future tax benefits and consequences of events that have been recognized in our financial statements and our tax returns. There are several items that result in deferred tax asset and liability impact to the balance sheet. If we conclude that it is more likely than not that all or some portion of the deferred tax assets will not be realized under accounting standards, they are reduced by a valuation allowance to remove the benefit of recovering those deferred tax assets from our financial statements. Additionally, in accordance with ASC Topic 740, during the year ended September 30, 2013, the liability related to uncertain tax positions was reduced during the year for a previously recognized uncertainty, in the amount of $786,000 as well as accrued interest and penalties in the amount of $921,000, because it is effectively settled. No additional reserves for uncertain tax positions were recorded during fiscal year 2014.

Stock Compensation

The Company accounts for share-based compensation under the provisions of ASC Topic 718, “Compensation — Stock Compensation.” Among other items, ASC Topic 718 requires the Company to recognize in the financial statements, the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards. To measure the fair value of stock option awards granted to employees, the Company currently utilizes the Black-Scholes-Merton option-pricing model. Expense is recognized over the required service period, which is generally the vesting period of the options.

The Black-Scholes-Merton model incorporates various assumptions, including expected volatility, expected life, and risk-free interest rates. The expected volatility is based on the historical volatility of the Company’s common stock over the most recent period commensurate with the estimated expected life of the Company’s stock options, adjusted for the impact of unusual fluctuations not reasonably expected to recur. The expected life of an award is based on historical experience and on the terms and conditions of the stock awards granted to employees.

There were option grants to purchase a total of 55,000, 102,600 and 1.1 million common shares during the years ended September 30, 2014, 2013 and 2012, respectively. The assumptions used for the years ended September 30, 2014, 2013, and 2012, and the resulting estimates of weighted-average fair value per share of options granted and assumptions used during these periods are as follows:

	2014	2013	2012
Weighted expected life	5 years	5 years	5 years
Risk-free interest rate	1.5%	0.7%	1.0%
Expected volatility	57.52%	62.88%	59.91%
Expected dividend yields	—	—	—
Weighted-average fair value of options granted during the period	$15.25	$14.43	$3.55
Expected annual forfeiture rate	5.31%	5.31%	5.31%

The Company also grants restricted stock and restricted stock units. In accordance with ASC Topic 718 the Company records stock compensation for such awards at the full value of the award at the time of issuance over the vesting period of the award. The full value of the award is equivalent to the closing stock price of the Company’s stock on the date of grant.

Foreign Currency Translation

The Company accounts for currency translation in accordance with ASC Topic 830, “Foreign Currency Matters.” Balance sheet accounts are translated at the exchange rate in effect at each balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments resulting from this process are charged or credited to other comprehensive income, in accordance with ASC Topic 220, “Comprehensive Income.” Transactional currency gains and losses arising from transactions in currencies other than the Company’s local functional currency are included in the consolidated statements of operations and other comprehensive income in accordance with ASC Topic 830. The cumulative foreign currency translation adjustment was recognized in income during the first quarter of the fiscal year ended September 30, 2013 upon the substantial liquidation of the Company’s Mexico operations.

Recently issued accounting pronouncements not yet adopted

In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters - Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU No. 2013-05”), which permits companies to release cumulative translation adjustments into earnings when an entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity. Accordingly, the cumulative translation adjustment should be released into earnings only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided, or if a controlling financial interest is no longer held. ASU No. 2013-05 is effective for annual reporting periods beginning on or after December 15, 2013. The Company expects to adopt this guidance during the fiscal year ended September 30, 2015 (“fiscal 2015”) and does not expect it will have a significant impact on its consolidated results of operations, financial condition and cash flows.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (Topic 740)” (“ASU No. 2013-11”) to provide explicit guidance and eliminate the diversity in practice on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU No. 2013-11 is effective for annual reporting periods beginning on or after December 15, 2013. The Company expects to adopt this guidance during fiscal 2015 and does not expect it will have a significant impact on its consolidated results of operations, financial condition and cash flows.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers”, as a new Topic, Accounting Standards Codification (ASC) Topic 606. The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is effective for annual periods beginning after December 15, 2016 and shall be applied retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company is evaluating the effect of adopting this new accounting guidance for fiscal 2017, but at the current time does not know what impact the new standard will have on revenue recognized and other accounting decisions in future periods, if any, nor what method of adoption will be selected if the impact is material.

In April 2014, the FASB issued ASU 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity”. This ASU raises the threshold for a disposal to qualify as discontinued operations and requires new disclosures for individually material disposal transactions that do not meet the definition of a discontinued operation. Under the new standard, companies report discontinued operations when they have a disposal that represents a strategic shift that has or will have a major impact on operations or financial results. This update will be applied prospectively and is effective for annual periods, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted provided the disposal was not previously disclosed. The Company does not expect that this update will have a material impact on the Company’s reported results of operations and financial position. The impact is non-cash in nature and will not affect the Company’s cash position.

3. INVENTORY

Inventory consisted of the following:

	September 30, 2014	September 30, 2013
	(In thousands)
Raw materials and component parts, net of reserves of $359 and $719, respectively (a)	$8,791	$7,010
Work in progress (a)	900	2,931
Finished goods	2,721	2,488
Total Inventory	$12,412	$12,429

(a) Certain prior period amounts have been reclassified to conform to the current period presentation. There is no impact to the consolidated financial statements as a result of this change.

4. NOTES RECEIVABLE

The Company’s notes receivable consisted of the following:

	September 30, 2014	September 30, 2013
	(In thousands)
Notes receivable from development agreements	$3,998	$7,303
Less imputed interest discount reclassed to contract rights	(116)	(369)
Notes receivable other, net discount of $891	3,861	—
Notes receivable, net	7,743	6,934
Less current portion	(2,375)	(2,093)
Notes receivable — non-current	$5,368	$4,841

Notes receivable from development agreements are generated from reimbursable amounts advanced under development agreements. The notes receivable from development agreements balance includes a development agreement with the Chickasaw Nation for the Winstar Casino expansion entered into on November 19, 2012.

On July 17, 2014, the Company entered into an agreement with Bee Caves Games, Inc. under which the Company agreed to make a loan pursuant to a secured promissory note in the amount of $4.5 million. In association with the promissory note, the Company received warrants to purchase Bee Caves Gaming common stock, and recorded a discount to the note for the fair value of the warrants received. The note, which bears interest at 7%, requires interest only payments for the first 24 months followed by repayments of principle and interest in 48 equal monthly installments.

5. DEVELOPMENT AND PLACEMENT FEE AGREEMENTS

The Company enters into development and placement fee agreements to provide financing for new gaming facilities or for the expansion or improvement of existing facilities. All or a portion of the funds provided under development agreements are reimbursed to the Company, while funding under placement fee agreements is not reimbursed. In return for the fees under the agreements, the facility dedicates a percentage of its floor space for the placement of the Company’s electronic gaming machines (EGMs) over the term of the agreement, which is generally for 12 to 83 months, and the Company receives a fixed percentage or flat fee of those machines’ hold per day. Certain of the agreements contain EGM performance standards that could allow the facility to reduce a portion of the Company’s guaranteed floor space.

In addition, certain development agreements allow the facilities to buy out floor space after advances that are subject to repayment have been repaid. The development agreements typically provide for a portion of the amounts retained by the gaming facility for their share of the operating profits of the facility to be used to repay some or all of the advances recorded as notes receivable. Placement fees and amounts advanced in excess of those to be reimbursed by the customer for real property and land improvements are allocated to intangible assets and are generally amortized over the term of the contract, which is recorded as a reduction of revenue generated from the gaming facility. In the past the Company has, and in the future, the Company may, by mutual agreement, amend these contracts to reduce its floor space at the facilities. Any proceeds received for the reduction of floor space is first applied against the intangible asset recovered for that particular development or placement fee agreement, if any, and the remaining net book value of the intangible asset is prospectively amortized on a straight-line method over the remaining estimated useful life.

On November 19, 2012, the Company entered into a development agreement with the Chickasaw Nation to assist with the expansion of the Winstar World Casino. As part of this agreement, the Company received the right to 150 unit placements for a period of 68 months in exchange for a payment of $6.5 million. The payment was made in two equal installments in November 2012 and January 2013.

On March 7, 2013, the Company paid a placement fee of approximately $2.0 million to the Chickasaw Nation to extend the placement of 201 units in six casino locations across Oklahoma for an additional term of 50 months.

Management reviews intangible assets related to development and placement fee agreements for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no events or changes in circumstances during the period ended September 30, 2014 that required an impairment charge to the carrying value of intangible assets recorded in connection with these agreements.

The following net amounts related to advances made under development and placement fee agreements and were recorded in the following balance sheet captions:

	September 30, 2014	September 30, 2013
	(In thousands)
Included in:
Notes receivable, net	$3,882	$6,934
Intangible assets — contract rights, net of accumulated amortization	$15,845	$24,466

6. PROPERTY AND EQUIPMENT AND LEASED GAMING EQUIPMENT

The Company’s property and equipment and leased gaming equipment consisted of the following:

	September 30, 2014			September 30, 2013
	Cost	Accum. Depr.	Net Book Value	Cost	Accum. Depr.	Net Book Value
	(In thousands)
Rental pool — deployed	$192,857	$(130,415)	$62,442	$178,490	$(114,461)	$64,029
Rental pool — undeployed	27,860	(22,417)	5,443	18,642	(14,335)	4,307
Machinery and equipment	5,673	(2,643)	3,030	5,609	(1,876)	3,733
Computer software	7,766	(4,309)	3,457	5,874	(3,522)	2,352
Vehicles	3,154	(2,187)	967	2,914	(1,595)	1,319
Other	4,866	(3,343)	1,523	4,778	(3,060)	1,718
Total property and equipment and leased gaming equipment (1)	$242,176	$(165,314)	$76,862	$216,307	$(138,849)	$77,458

(1)                                 Property and equipment and leased gaming equipment is depreciated as follows: Rental pool — deployed and undeployed, 2 to 4 years; Machinery and equipment, 3 to 5 years; Computer software, 3 to 5 years; Vehicles, 3 to 5 years; and Other, 2 to 5 years. Gaming equipment and third-party gaming content licenses begin depreciating when they are available for customer use.

The Company recorded depreciation and amortization expense related to property and equipment and leased gaming equipment of $36.2 million, $28.8 million and $33.7 million for the years ended September 30, 2014, 2013 and 2012, respectively.

The Company periodically reviews the depreciable lives of its property and equipment and leased gaming equipment. During the first quarter 2013, the Company conducted such a review and analyzed the current age of leased gaming equipment on customers’ floors, the current and historical replacement rate and the useful lives used for comparable assets by its competitors. Based on this review, the Company determined that two events occurred during the beginning of fiscal 2013 that prompted a change: first, the Company transitioned from a distributor to a manufacturer allowing it to better control the life cycles of its products; and second, the beginning of fiscal year 2013 marked the three year anniversary of the deployment of the Company’s proprietary wide-body cabinet. Therefore, the Company determined that a four year depreciable life on leased gaming equipment more accurately reflected the current age of leased gaming equipment on customer’s floors, the current and historical replacement rate, and the useful lives used for comparable assets by its competitors. Accordingly, the Company increased the depreciable lives of leased gaming equipment, both proprietary and third party machines, to four years from three years, effective October 1, 2012. The effect of this change increased operating income by approximately $7.0 million and net income by $4.7 million, or $0.15 per diluted share for the year ended September 30, 2013.

During fiscal 2014, the Company recognized $5.6 million of net book value related to the Company’s proprietary units on trial or on revenue share arrangement in our installed base within cost of sales. The majority of these sales were trial units that converted to a sale. In addition the Company disposed of or wrote off $224,000 of net book value related to third-party gaming content licenses, installation costs, and other equipment.

During fiscal 2013, the Company sold $3.6 million of net book value related to the Company’s proprietary units on trial or on revenue share arrangement in our installed base within cost of sales. These included trial units that converted to a sale. In addition, the Company disposed of or wrote off $554,000 of net book value related to third-party gaming content licenses, installation costs, and other equipment.

During fiscal 2012, the Company sold $5.1 million of net book value related to the Company’s proprietary units on trial or on revenue share arrangement in our installed base within cost of sales. These included trial units that converted to a sale. In addition, the Company disposed of or wrote off $669,000 of net book value related to third-party gaming content licenses, installation costs, and other equipment.

Leased gaming equipment consists of rental pool assets that are either placed under participation arrangements at customer facilities (rental pool — deployed) or warehoused by the Company for future deployment (rental pool — undeployed).

7. INTANGIBLE ASSETS

The Company’s intangible assets consisted of the following:

	September 30, 2014			September 30, 2013
	(In thousands)						Estimated
	Cost	Accum. Amort.	Net Book Value	Cost	Accum. Amort.	Net Book Value	Useful Lives
Contract rights under development and placement fee agreements	$61,725	$(45,880)	$15,845	$61,079	$(36,613)	$24,466	1-7 years
Internally-developed gaming software	36,224	(20,307)	15,917	25,116	(15,270)	9,846	1-5 years
Patents, trademarks and other	4,999	(4,739)	260	5,972	(5,561)	411	1-5 years
Total intangible assets, net	$102,948	$(70,926)	$32,022	$92,167	$(57,444)	$34,723

Contract rights are amounts allocated to intangible assets for dedicated floor space resulting from development agreements or placement fees. The related amortization expense, or accretion of contract rights, is netted against its respective revenue category in the accompanying consolidated statements of operations.

Internally developed gaming software, which includes independent third party software testing, is accounted for under the provisions of ASC Topic 985 “Software” and is stated at cost, which is amortized over the estimated useful life of the software, generally using the straight-line method. The Company amortizes internally-developed games over a two-year period, gaming engines over a three-to-five year period, gaming systems over a three-year period, and its central management systems over a five-year period. Software development costs are capitalized once technological feasibility has been established, and are amortized when the software is placed into service. Any subsequent software maintenance costs, such as bug fixes and subsequent testing, are expensed as incurred. Discontinued software development costs are expensed when the determination to discontinue is made. For the years ended September 30, 2014, 2013, and 2012 amortization expense related to internally-developed gaming software, and patents and trademarks was $7.2 million, $6.0 million and $4.6 million respectively. During fiscal 2014, 2013 and 2012, the Company wrote-off internally-developed gaming software of $90,000, $72,000 and $74,000, respectively.

During the first quarter 2014, the Company conducted a reviewed the depreciable lives of its of capitalized software and testing related assets, based on this review, the Company determined that the estimated useful life of the Company’s software and testing related assets is two years. Accordingly, the Company increased the depreciable lives of capitalized software and testing, effective October 1, 2013. The effect of this change increased operating income by approximately $1.5 million and net income by $1 million, or $0.03 per diluted share for the year ended September 30, 2014.

Management reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No triggering events were identified for the year ended September 30, 2014.

Amortization expense, inclusive of accretion of contract rights, totaled $16.5 million, $14.5 million and $12.3 million, for the years ended September 30, 2014, 2013, and 2012 respectively. Annual estimated amortization expense for each of the five succeeding fiscal years is as follows:

Year	Amount
(In thousands)
2015	14,835
2016	9,203
2017	2,524
2018	439
2019	212
Total	$27,213

8. VALUE ADDED TAX RECEIVABLE

The Company’s value added tax (VAT) receivable is a receivable from the Mexican taxing authority primarily related to a value added tax levied on product shipments originating outside of Mexico. At September 30, 2014 and 2013, the Company’s VAT receivable was $2.9 million. The majority of the VAT receivable relates to equipment shipments that occurred in 2006 and 2007.

During initial operations within Mexico, the Company assumed that it would generate substantial future revenues, thus accumulating VAT payables within the country to offset against the initial and future VAT receivable balances. However, in 2009 the Company made the determination that such revenue generation would not occur at the levels necessary to offset its VAT receivable balances. Therefore, the Company proceeded to file initial refund requests for the 2006 and 2007 VAT receivable balances. This initial refund request prompted an audit by the Mexican taxing authorities and in 2010 the Company received rulings indicating that the Mexican taxing authority had challenged the registration of certain of the Company’s transactions that generated a VAT receivable of approximately $399,000, all of which has been fully reserved.

The VAT audit results also revealed that certain months contained no contested balances, while other months contained one or more contested balances. In fiscal years 2010 and 2011, the Company formally requested refunds for all months in which no contested balances arose from the audit, resulting in the receipt of approximately $3.6 million in refunds from those uncontested months. The Company’s legal counsel suggested the Company wait to file on any portion of the contested months, until amounts were received from the uncontested months. In August 2012, the Company filed refund requests in the amount of $2.3 million for the remaining uncontested portions of 2006 and 2007. In November 2012, the Mexican taxing authority requested additional documentation, which was supplied to them in December 2012. On September 3, 2014, after establishing a new tax domicile for the Mexican entity, the company re-filed all of the outstanding refund requests. As of September 30, 2014, the Mexican taxing authority has given the Company no indication that the outstanding refund requests will be contested and the Company continues to pursue the collection of these balances.

See the Notes to Consolidated Financial Statements; Note 11, “Termination of Mexico Operations” and Note 16, “Commitments and Contingencies.”

9. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company’s accounts payable and accrued liabilities consisted of the following:

	September 30, 2014	September 30, 2013
	(In thousands)
Trade accounts payable	$11,993	$9,215
Accrued expenses	9,401	6,727
Accrued bonus and salaries	10,358	10,809
Marketing reserve	1,485	1,589
Other	761	789
Accounts payable and accrued liabilities	$33,998	$29,129

On February 1, 2012, the Company’s shareholders approved a Long-Term Incentive Program (LTIP) for certain members of the Company’s executive management team. The LTIP has a performance stock component and performance cash component. The performance cash component is based on the three year performance of the Company for the 2012, 2013 and 2014 fiscal years. Pursuant to the LTIP, if the Company meets certain cumulative revenue and earnings per share performance goals, then those members of the executive management team named in the LTIP will receive a cash award. The LTIP specifies a Minimum, Target and Maximum award amount based on the cumulative revenue and earnings per share total. As of September 30, 2014, the end of the performance period for the LTIP, the Company determined that the maximum award amount was earned, based on historical financial results for the period. Therefore, the Company maintained cumulative accrual balances of approximately $4.4 million and $3.3 million for the performance cash component of the LTIP as of September 30, 2014 and 2013, respectively.

During fiscal 2014, the Company recorded expense of $2.9 million related to the LTIP, of which $1.7 million was related to the performance cash component and $1.2 million was related to the performance stock component. During fiscal 2013, the Company recorded expense of $2.4 million, of which $1.9 million was related to the performance cash component and $0.5 million was related to the performance stock component.The cash component is included in accrued liabilities, while the stock component is recorded in additional paid in capital.

Separately from the VAT matter discussed in Note 8 above, one of the Company’s Mexican subsidiaries was under audit by the Mexico taxing authorities for income tax matters related to the tax years ending December 31, 2006 and 2007. After several appeals, in fiscal year 2013, the Company determined to file a request for tax amnesty for these income tax proceedings under a program formalized by the Mexico taxing authorities in fiscal year 2013 for both the 2006 and 2007 tax years.

Pursuant to the amnesty program, the subsidiary paid $2,300 and $2.0 million for the 2006 and 2007 tax years, respectively, to settle the tax matters. On July 26, 2013 and August 28, 2013, the taxing authorities confirmed that there was no longer a tax contingency for the 2006 and 2007 periods, respectively. As of September 30, 2013, no reserve was maintained by the Company for these tax matters and this matter is considered resolved.

10. CREDIT AGREEMENT AND LONG-TERM DEBT

The Company’s Credit Agreement, long-term debt consisted of the following:

	September 30, 2014	September 30, 2013
	(In thousands)
Term loan facility	$25,900	$29,600
Less: current portion of long-term debt	(3,700)	(3,700)
Long-term debt, less current portion	$22,200	$25,900

On August 3, 2011, the Company entered into an amended and restated credit agreement with Comerica Bank in its capacity as administrative agent and lead arranger and Wells Fargo Bank, N.A., as syndication agent (the “Credit Agreement”) to provide the Company a $74.0 million credit facility which replaced its previous credit facility with Comerica Bank in its entirety. The Credit Agreement originally consisted of three facilities: an approximately $20.6 million revolving credit facility, a $37.0 million term loan, and an approximately $16.4 million draw-to term loan. On February 3, 2014, the $16.4 million draw-to term loan expired.

The Credit Agreement, and advances made thereunder, mature on August 3, 2016. The term loan is amortized on a straight-line basis over a ten-year period, payable in equal quarterly installments of $925,000. The revolving credit facility provides the Company the ability to finance development and placement agreements, acquisitions, and working capital for general corporate purposes. As of September 30, 2014, $25.9 million was outstanding on the term loan which bore interest at 2.90%. No amounts were outstanding on the revolving credit facility, which had approximately $20.6 million available for borrowings as of September 30, 2014. The Company has the ability to draw on the revolving credit facility until the maturity of the Credit Agreement on August 3, 2016.

On September 21, 2012, the Company and the lenders entered into Amendment No. 1 to the Credit Agreement. Amendment No. 1 provides for, among other things, an increase in the limitation on capital expenditures from $40.0 million to $60.0 million annually, an increase in the limitation on debt to finance acquisitions and capital asset purchases from $500,000 to $1.0 million, and an amendment to the applicable margin grid, which provided for a margin reduction of 25 basis points in both levels, as further set forth in the table below.

The components of the Credit Agreement will be priced based on an applicable margin grid according to the Company’s leverage ratio. Assuming that the Company utilizes LIBOR as the key interest rate driver, effective as of Amendment No. 1, the following margins would apply based on the applicable leverage ratio:

	Level I	Level II
Consolidated Total Leverage Ratio	Less than 0.75 to 1.00	Greater than or equal to 0.75 to 1.00
Term loan	2.75	3.25
Revolving credit facility	2.00	2.50

The Company obtained Level I pricing on December 5, 2011 upon delivering its financial statements for the year ended September 30, 2011 and continues to have Level I pricing subsequent to Amendment No. 1. The Company also has the option to utilize an interest rate based on the prime rate issued by the agent bank or the federal funds rate issued by the Federal Reserve Bank of New York, plus applicable margins. The Company analyzes its interest rate options and generally institutes the most favorable rate available.

On July 16, 2014, the Company and the lenders entered into Amendment No. 2 to the Credit Agreement. Amendment No. 2 provides for, among other things, an increase in other investments that the Company may make under the Credit Agreement from $100,000 to $6 million. The increase will allow the Company to proceed with small investment opportunities not initially contemplated in the terms of the original Credit Agreement.

The Credit Agreement is collateralized by substantially all of the Company’s assets. The Company is subject to two primary financial covenants: a total leverage ratio and a fixed charge coverage ratio. The total leverage ratio is calculated as total net funded debt to EBITDA (which is defined in the Credit Agreement as net income before interest expense, tax expense, depreciation and amortization expense, stock compensation expense and any extraordinary, unusual or non-cash non-recurring expenses up to $7.5 million for any trailing twelve month period, less any non-cash income items, including income tax credits, and any extraordinary income or gains). Total net funded debt is defined as total funded debt of the Company less unrestricted cash in excess of $10.0 million. The Company is required to maintain a total leverage ratio of less than 1.5.

The fixed charge coverage ratio is calculated as EBITDA minus:

•                                          Income tax expense

•                                          Dividends or other distributions on equity, not funded by the Credit Agreement

•                                          Routine capital expenditures, defined as $2.5 million per quarter

•                                          Repurchases or redemptions of capital stock, not funded by the Credit Agreement

•                                          Payments and advances under development agreements, not funded by the Credit Agreement

Fixed charges include interest expense and all regularly scheduled installments of principal. The Company is required to maintain a fixed charge coverage ratio of less than 1.2.

The Company’s Credit Agreement contains a Restricted Payments covenant that place restrictions on the Company’s ability to declare or make any distributions, dividend, payment or other distribution on account of the Company’s equity interests, subject to certain exceptions, including the payment of cash dividends, so long as pro forma for the payment of such dividends the Company is in compliance with the Credit Agreement’s total leverage ratio and fixed charge coverage ratio financial covenants and no default or Event of Default has occurred and is continuing or would result in connection with such dividend.

As of September 30, 2014, the Company was in compliance with all loan covenants.

11. TERMINATION OF MEXICO OPERATIONS

In December 2012, the Company entered into an agreement with its primary customer in Mexico to sell all of the customer’s leased electronic gaming machines. As part of the sale price, the Company also agreed to sell 100 additional machines to be used for spare parts, as well as certain spare components and other items from its warehouse stock. The sale of the machines represents the effective termination of the Company’s operations in Mexico. As such, the majority of the Company’s employees in Mexico were terminated in December 2012, and the Company’s remaining employees in Mexico are expected to be terminated during calendar year 2014. The net sale of the machines was in the amount of $1.0 million and charges for severance costs, office and warehouse expenses, fixed asset write-offs and other expected expenses were accrued in the amount of $741,000. In addition, the Company recognized all foreign currency translation adjustments through December 31, 2012 which resulted in a charge of $338,000. Due to the immaterial amount of the transaction, the Company recorded the net impact of the sale and expected closing costs of the Mexico operations as part of selling, general and administrative expenses.

Due to the immaterial nature of the Company’s Mexico operations, the Company is not reporting the termination of the Mexico operations as a discontinued operation for reporting purposes. For the years ended September 30, 2014, 2013, and 2012 the Mexico operations represented zero,1.2% and 2.1%, respectively, of total assets; zero, less than 1.0%, and 1.4%, respectively, of total revenue; and zero, 1.3%, 2.2% respectively, of net income for each period.

12. LEASES

The Company leases its corporate offices, warehouses and certain office equipment under noncancelable operating leases.

A schedule of future minimum rental payments required under noncancelable operating leases is as follows:

Fiscal Year	Operating Lease Payments
(In thousands)
2015	$2,024
2016	$1,987
2017	$1,627
2018	$1,355
2019	$1,333
thereafter	$2,334
Total Minimum Lease Payments	$10,660

Rent expense during fiscals 2014, 2013 and 2012, was $2.2 million, $1.9 million and $2.0 million, respectively.

13. INCOME TAXES

The provision for income tax (expense) benefit consisted of the following for the years ended September 30, 2014, 2013 and 2012:

	September 30, 2014	September 30, 2013	September 30, 2012
	(In thousands)
Current:
Federal	$(17,859)	$(10,350)	$176
State	(1,500)	(897)	87
Foreign	—	1,076	(1,732)
	(19,359)	(10,171)	(1,469)
Deferred:
Federal	319	(5,807)	3,652
State	(593)	(431)	271
Foreign	—	(424)	423
	(274)	(6,662)	4,346
Income tax (expense) benefit	$(19,633)	$(16,833)	$2,877

The effective income tax rates differ from the statutory U.S. federal income tax rates as follows for the years ended September 30, 2014, 2013, and 2012:

	September 30, 2014	September 30, 2013	September 30, 2012
Federal income tax expense at statutory rate	35%	35%	35%
State income tax expense, net of federal benefit	3%	1.6%	(0.6)%
Foreign income tax expense, net of federal benefit	—%	(0.4)%	—%
Change in valuation allowance	—%	—%	(47.9)%
Other, net	0.1%	(3.7)%	2.1%
Provision (benefit) for income taxes	38.1%	32.5%	(11.4)%

The “other, net” category above captures the impact of several tax expense items, including research and development tax credits, changes in reserves for uncertain tax positions, and the true-up of the Company’s income tax accounts.

The Company did not have a valuation allowance on deferred tax assets recorded as of September 30, 2014 and 2013. Income before income taxes consisted of:

	September 30, 2014	September 30, 2013	September 30, 2012
	(in thousands)
United States	$51,566	$52,293	$26,918
Non-U.S.	(4)	(526)	(1,621)
	$51,562	$51,767	$25,297

Differences between the book value and the tax basis of the Company’s assets and liabilities at September 30, 2014 and 2013 result in deferred tax assets and liabilities are as follows:

	September 30, 2014	September 30, 2013
	(In thousands)
Deferred tax asset — current:
Allowance for doubtful accounts	$322	$395
Inventory reserve	135	270
Accruals not currently deductible for tax purposes	4,865	3,288
Deferred revenue	397	338
Net Operating Loss Carryforwards and Credits	167	3,527
Current deferred tax asset	5,886	7,818
Valuation allowance	—	—
Current deferred tax asset, net	5,886	7,818
Noncurrent deferred tax asset:
Stock compensation expense	1,348	1,460
Accruals not currently deductible for tax purposes		1,230
Noncurrent deferred tax asset, net	1,348	2,690
Valuation allowance	—	—
Noncurrent deferred tax asset, net	1,348	2,690
Deferred tax asset	$7,234	$10,508
Noncurrent deferred tax liability
Property and equipment, leased gaming equipment and intangible assets, due principally to depreciation and amortization differences	$(9,838)	$(12,824)
Noncurrent deferred tax liability, net	(9,838)	(12,824)
Deferred Tax Asset/(Liability)	$(2,604)	$(2,316)

As of September 30, 2014, the Company had no federal net operating loss carryforwards, tax affected state net operating loss carryforwards of $167,000, no federal research and development credit carryforward, and no federal alternative minimum tax credit carryforward. The net operating losses will begin to expire in varying amounts in 2031 if not utilized. There was no federal net operating loss carryforward to be utilized in fiscal 2014. During fiscal 2014, the Company utilized $15.3 million of gross state net operating loss carryforwards, which resulted in a $959,000 decrease in taxes paid. During fiscal 2013 the Company utilized $5.9 million of gross federal net operating loss carryforwards which had no effect on our income tax expense, as these carryforwards were the result of excess tax benefits associated with certain stock option exercises and the benefit was recorded to equity. During fiscal 2012, we utilized $14.1 million of gross federal net operating loss carryforwards which reduced our income tax expense by approximately $4.7 million.

For fiscals 2014, 2013, and 2012, the Company recorded net reductions of $8.0 million, $10.4 million, and $555,000 respectively, of its federal and state income tax liability due to the effects of stock compensation.

The Company maintains a valuation allowance when management believes it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in a valuation allowance from period to period are included in the tax provision in the period of change. Management evaluates the recoverability of our deferred income tax assets by assessing the need for a valuation allowance on a quarterly basis. If the Company determines that it is more likely than not that our deferred tax assets will be recovered, the valuation allowance will be reduced.

The Company paid taxes of $12.6 million, $4.1 million and $525,000 in fiscal 2014, 2013 and 2012, respectively; and received refunds of $9,000, $0 and $1.1 million in fiscal 2014, 2013 and 2012, respectively.

In fiscal 2014, the Company conducted operations in Mexico through a subsidiary treated as a disregarded entity for U.S. income tax purposes. Accordingly, income or losses are taxed or benefited, as appropriate, in the Company’s U.S. tax provision. At present, Company management determined that it is more likely than not that the Mexican operations cannot benefit from past losses, from a Mexican tax perspective. Accordingly, a full valuation allowance has been recorded against the deferred tax asset related to the Mexican net operating loss. The effect on the total income tax expense is deemed immaterial.

The Company accounts for uncertain tax positions under ASC 740-10-25. ASC 740-10-25 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all the relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. ASC 740-10-25 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest, and penalties.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the years ended:

	September 30, 2014	September 30, 2013	September 30, 2012
	(in thousands)
Unrecognized tax benefit at the beginning of the period	$—	$786	$637
Gross increases — tax positions in prior period	—	—	786
Gross decreases — tax positions in prior period	—	—	(637)
Gross increases — tax positions in current period	—	—	—
Settlements	—	(786)	—
Unrecognized tax benefit at the end of the period	$—	$—	$786

There are no tax benefits that would affect the effective tax rate in the balance of unrecognized tax benefits at September 30, 2014, 2013 and 2012.

The Company recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. Related to the unrecognized tax benefits noted above, the Company had accrued interest and penalties of $0, $0 and $851,000, as of September 30, 2014, 2013 and 2012, respectively.

The Internal Revenue Service has concluded all phases of the examination for the tax years ended September 30, 2006, 2007, 2008, 2009 and 2010. The Company is subject to taxation in the United States, including various state jurisdictions, and Mexico. With few exceptions, the Company is no longer subject to U.S. federal and state examinations for the tax years ending prior to September 30, 2010 and 2009, respectively.

14. INCOME PER COMMON SHARE

Income per common share is computed in accordance with ASC Topic 260, “Earnings per Share.” Presented below is a reconciliation of net income available to common shareholders and the differences between weighted average common shares outstanding, which are used in computing basic income per share, and weighted average common and potential shares outstanding, which are used in computing diluted income per share.

	September 30, 2014	September 30, 2013	September 30, 2012
Net income available to common shareholders (in thousands)	$31,929	$34,934	$28,174
Weighted average common shares outstanding	29,861,079	28,929,177	27,806,840
Effect of dilutive securities:
Stock options and restricted shares	1,407,818	1,747,510	1,454,508
Weighted average common and potential shares outstanding	31,268,897	30,676,687	29,261,348
Basic income per share	$1.07	$1.21	$1.01
Diluted income per share	$1.02	$1.14	$0.96

In the years ended September 30, 2014, 2013 and 2012 restricted awards and options to purchase approximately 97,883, 17,726 and 538,562 shares of common stock were not included in the computation of dilutive income per share, due to their antidilutive effect or as a result of utilizing the treasury stock method.

15. STOCKHOLDERS’ EQUITY

Preferred Stock

During fiscal 1995, the Company amended its articles of incorporation to provide for the issuance of up to 2,000,000 shares of Preferred Stock in such series and with such rights and preferences as may be approved by the Board of Directors. In January 1995, the Board of Directors approved a Series A Preferred Stock, which is cumulative, voting and convertible. In October 1998, the Board of Directors authorized 200,000 shares of Series B Junior Participating Preferred Stock, which is cumulative and voting. As of September 30, 2014 and 2013, there were no shares of Series A Preferred Stock or Series B Junior Participating Preferred Stock outstanding.

Treasury Stock

In November 2012, our Board of Directors approved a plan to repurchase up to $40 million of our outstanding common stock over a three-year period. The new share repurchase authorization replaces a $15 million repurchase authorization that was due to expire in December 2013 and which had approximately $3.1 million of repurchase authorization remaining. During fiscal 2014, the Company purchased 480,000 shares of its common stock for approximately $14.1 million at an average cost of $29.39 per share, exclusive of broker fees. From the inception of the program in December 2010 through September 30, 2014, the Company has purchased approximately 3 million shares of its common stock for $31 million at an average cost of $10.27 per share, exclusive of broker fees. At September 30, 2014, approximately $21.1 million remained on the repurchase authorization. Pursuant to the authorization, the Company may purchase shares from time to time in the open market, through block purchases or in privately negotiated transactions in accordance with Company policies and applicable securities laws. In addition, the Company has established a 10b5-1 plan, pursuant to which some of the purchases could be made from time to time in the open market, subject to certain pricing parameters. The actual number of shares to be purchased, if any, will depend upon market conditions, and purchases are subject to the restrictions in the Company’s Credit Agreement.

Stock Option Plan

Stock options are currently awarded under the Multimedia Games Holding Company, Inc. 2012 Equity Incentive Plan, which was adopted by the Company’s shareholders on February 1, 2012. Shareholders approved the issuance of 1,900,000 shares pursuant to the 2012 Equity Incentive Plan. The number of common shares available for issuance from the 2012 Equity Incentive Plan as of September 30, 2014 is 809,021. The Company previously maintained the 1996 Stock Incentive Plan, the 1998 Senior Executive Stock Option Plan, the Ad Hoc Option Plan, the 2000 Stock Option Plan, the 2001 Stock Option Plan, the 2002 Stock Option Plan, the 2003 Outside Director Stock Option Plan, the 2008 Employment Inducement Award Plan, and the Consolidated Equity Incentive Award Plan, each of which, except the 2008 Employment Inducement Award Plan and the Ad Hoc Option Plan, was approved by the Company’s shareholders.

Nonqualified stock options are granted to the Company’s directors and nonqualified and incentive stock options have been granted to the Company’s officers and employees. Options granted to its officers and employees generally vest over four years and expire seven years from the date of grant. The Company expects to continue to issue stock options to new employees as they are hired, as well as to current employees as incentives from time to time. In addition, the Company expects to award continued service to the Company with other types of equity, such as restricted stock awards and restricted stock units. The Company issues new shares to satisfy stock option exercises under the plans.

For the year ended September 30, 2014, the activity relating to stock option issuances under the stock option plans is as follows:

	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Stock Options Outstanding October 1, 2012	3,871,630	5.72	4.67	$38.9
Granted	102,600	28.22
Exercised	(1,427,673)	6.43
Forfeited	(44,463)	6.79
Stock Options Outstanding September 30, 2013	2,502,094	6.22	4.29	$71.1
Granted	55,000	$30.22
Exercised	(690,340)	$5.03
Forfeited	(194,312)	$5.27
Stock Options Outstanding September 30, 2014	1,672,442	$7.59	3.65	$47.3
Stock Options Exercisable September 30, 2013	1,342,867	4.89	3.70	$39.8
Stock Options Exercisable September 30, 2014	1,241,978	5.48	3.16	$37.9

For the years ended September 30, 2014, 2013, and 2012 other information pertaining to stock options was as follows:

	2014	2013	2012
Weighted-average per share grant-date fair value of stock options granted	$15.25	$14.43	$3.55
Total intrinsic value of options exercised (in millions)	$37.9	$39.8	$17.6
Total grant-date fair value of stock options vested during the year (in millions)	$1.1	$0.3	$2.2

There were no nonvested restricted stock awards as of September 30, 2014 or 2013.

A summary of the status of the Company’s restricted stock units as of September 30, 2014 and changes during the year then ended is as follows:

Restricted Stock Units	Number of Options	Weighted- Average Grant-Date Fair Value
Nonvested at September 30, 2013	346,950	24.56
Granted	119,805	29.32
Vested	(104,500)	20.45
Forfeited	(44,100)	21.33
Nonvested at September 30, 2014	318,155

Cash received from option exercises under all share-based payment arrangements for the years ended September 30, 2014, 2013 and 2012 was $3.5 million, $9.2 million and $8.7 million. For the years ended September 30, 2014, 2013, and 2012 the Company recorded net reductions of $8.3 million, $10.4 million, and $555,000, respectively, of its federal and state income tax liability, with an offsetting credit to additional paid-in capital resulting from the excess tax benefits of stock options.

As of September 30, 2014, there was $8.7 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted-average period of 1.85 years. This estimate is subject to change based upon a variety of future events which include, but are not limited to, changes in estimated forfeiture rates, cancellations and the issuance of new options.

16. COMMITMENTS AND CONTINGENCIES

Litigation and Regulatory Proceedings

The Company is subject to the possibility of loss contingencies arising in its business and such contingencies are accounted for in accordance with ASC Topic 450, “Contingencies.” In determining loss contingencies, the Company considers the possibility of a loss as well as the ability to reasonably estimate the amount of such loss or liability. An estimated loss is recorded when it is considered probable that a liability has been incurred and when the amount of loss can be reasonably estimated.

The Company is the subject of various pending and threatened claims arising in the ordinary course of business and otherwise. The Company believes that any liability resulting from these various other claims will not have a material adverse effect on its results of operations, financial condition, or regulatory licenses or approvals; however, it is possible that extraordinary or unexpected legal fees, or a finding that our operations constitute illegal gaming, could adversely impact the Company’s financial results during a particular fiscal period. During its ordinary course of business, the Company enters into obligations to defend, indemnify and/or hold harmless various customers, officers, directors, employees, and other third parties. These contractual obligations could give rise to additional litigation costs and involvement in court proceedings.

David Eykyn and Mike Eykyn v. Multimedia Games Holding Company, Inc., et. al., a purported class action suit, was filed on October 3, 2014, in the United States District Court for the Western District of Texas, Austin District, against the Company, members of the Company’s board of directors and others, relating to the Merger Agreement. An amended complaint was filed on October 28, 2014, that includes putative individual, class action, and shareholder derivative claims. The suit alleges that the individual defendants breached their fiduciary duties in connection with the Merger, that the entities aided and abetted the individual defendants’ alleged breaches of fiduciary duty, and that the proxy statement that the Company filed with the Securities and Exchange Commission relating to the Merger is materially incomplete and has misleading disclosures. The suit also alleges violations of Sections 14(a) of the Securities Exchange Act and violations of 20(a) of the Securities Exchange Act against the individual defendants. The suit seeks (i) a declaration that the action be declared a class action with plaintiff certified as class representative, (ii) an injunction against the defendants from completing the Merger until certain conditions are met, (iii) rescission of the Merger; and/or (iv) resultant damages and costs.

Christopher Coffman v. Multimedia Games Holding Company, Inc., et. al., a purported individual, class action, and shareholder derivative suit, was filed on October 23, 2014, in the United States District Court for the Western District of Texas, Austin District, against the Company, members of the Company’s board of directors, GCA and Merger Sub, relating to the Merger Agreement. The suit alleges that the individual defendants breached their fiduciary duties in connection with the Merger, and that the entities aided and abetted the individual defendants’ alleged breaches of fiduciary duty. The suit seeks (i) a declaration that the action be declared a class action with plaintiff certified as class representative, (ii) an injunction against the defendants from completing the Merger until certain conditions are met, (iii) rescission of the Merger; and/or (iv) resultant damages and costs.

Jose Maciel v. Multimedia Games Holding Company, Inc., et. al., a purported individual and class action suit, was filed on October 23, 2014, in the United States District Court for the Western District of Texas, Austin District, against the Company, members of the Company’s board of directors, GCA and Merger Sub, relating to the Merger. The suit alleges that the individual defendants breached their fiduciary duties in connection with the Merger, and that the entities aided and abetted the individual defendants’ alleged breaches of fiduciary duty. The suit seeks (i) a declaration that the action be declared a class action with plaintiff certified as class representative, (ii) an injunction against the defendants from completing the Merger until certain conditions are met, (iii) rescission of the Merger; and/or (iv) resultant damages and costs. On November 4, 2014, Mr. Maciel filed a notice of voluntary dismissal. The parties have filed an agreed motion to consolidate the remaining federal cases relating to the Merger Agreement.

Greggory Lewis v. Global Cash Access Holdings, Inc., et. al., No. D-1-GN-14-004324, a purported shareholder class and derivative action brought on behalf of the Company and a purported class action suit brought on behalf of similarly situated shareholders of the Company, was filed on October 15, 2014, in the District Court of Travis County, Texas, 201st Judicial District, against GCA, Merger Sub and members of the Company’s board of directors, with the Company included as a nominal party, relating to the Merger Agreement. The suit alleges that the individual defendants breached their fiduciary duties in connection with the Merger, and that GCA and Merger Sub aided and abetted the individual defendants’ alleged breaches of fiduciary duty, and that the proxy statement that the Company filed with the Securities and Exchange Commission relating to the Merger is materially incomplete and has misleading disclosures. The suit seeks (i) a declaration that the plaintiff may maintain the action derivatively as a representative on behalf of the Company, (ii) a declaration that the defendants have breached their fiduciary duties owed to the Company, (iii) a declaration that the action is maintainable as a class action, , (iv) a declaration that the defendants have breached their fiduciary duties owed to the Company’s shareholders, (v) an injunction against the defendants from completing the Merger until certain conditions are met, (vi) rescission of the Merger, (vi) resultant damages and costs and (vii) other equitable relief as the court may deem just and proper.

Alabama Litigation. The Company is currently involved in two lawsuits, as further described below, related to its former charity bingo operations in the State of Alabama. While the Company believes that these lawsuits are not material from a pure damages perspective, a finding in either of these cases that electronic charity bingo was illegal in Alabama during the pertinent time frame could potentially have a material adverse regulatory consequence for the Company in other jurisdictions in which the Company operates. The lawsuits are currently pending in federal court, and include claims related to the alleged illegality of electronic charity bingo in the State of Alabama.

Dollie Williams, et al., v. Macon County Greyhound Park, Inc., et al., a civil action, was filed on March 8, 2010, in the United States District Court for the Middle District of Alabama, Eastern Division, against the Company and others. The plaintiffs, who claim to have been patrons of VictoryLand, allege that the Company participated in gambling operations that violated Alabama state law by supplying to VictoryLand purportedly unlawful electronic bingo machines played by the plaintiffs, and the plaintiffs seek recovery of the monies lost on all electronic bingo games played by the plaintiffs in the six months prior to the filing of the complaint under Ala. Code Sec. 8-1-150(A). The plaintiffs have requested that the court certify the action as a class action. On March 29, 2013, the court entered an order granting the plaintiffs’ motion for class certification. On April 12, 2013, the defendants jointly filed a petition with the Eleventh Circuit Court of Appeals seeking permission to appeal the court’s ruling on class certification. On June 18, 2013, the Eleventh Circuit Court of Appeals entered an order granting the petition to appeal. Following briefing and oral argument, on April 2, 2014 the Eleventh Circuit Court of Appeals entered an order reversing the district court’s ruling on class certification and remanding the case to the district court. The Company continues to vigorously defend this matter. Given the inherent uncertainties in this litigation, however, the Company is unable to make any prediction as to the ultimate outcome. A finding in this case that electronic bingo was illegal in Alabama during the pertinent time frame could have adverse regulatory consequences for the Company in other jurisdictions.

Ozetta Hardy v. Whitehall Gaming Center, LLC, et al., a civil action, was filed against Whitehall Gaming Center, LLC (an entity that does not exist), Cornerstone Community Outreach, Inc., and Freedom Trail Ventures, Ltd., in the Circuit Court of Lowndes County, Alabama. On June 3, 2010, the Company and other manufacturers were added as defendants. The plaintiffs, who claim to have been patrons of White Hall, allege that the Company participated in gambling operations that violated Alabama state law by supplying to White Hall purportedly unlawful electronic bingo machines played by the plaintiffs, and the plaintiffs seek recovery of the monies lost on all electronic bingo games played by the plaintiffs in the six months prior to the filing of the complaint under Ala. Code, Sec 8-1-150(A). The plaintiffs have requested that the court certify the action as a class action. On July 2, 2010, the defendants removed the case to the United States District Court for the Middle District of Alabama, Northern Division. The court has not ruled on the plaintiffs’ motion for class certification. The Company continues to vigorously defend this matter. Given the inherent uncertainties in this litigation, however, the Company is unable to make any prediction as to the ultimate outcome. A finding in this case that electronic bingo was illegal in Alabama during the pertinent time frame could have adverse regulatory consequences to the Company in other jurisdictions.

17. CONCENTRATIONS OF CREDIT RISK

The Company maintains its cash in bank deposit accounts which at times may exceed the federal depository insurance limits. At September 30, 2014 and 2013, the Company had concentrations of cash in one bank totaling approximately $134 million and $97 million, respectively. The Company reviews the credit worthiness of all of the financial institutions it does business with and has not experienced any losses on such accounts in the past.

Accounts receivable represent short-term credit granted to customers for which collateral is generally not required. As of September 30, 2014 and 2013, approximately 59% and 68%, respectively, of the Company’s accounts receivable were from Native American tribes or their gaming enterprises.

In addition, a large percentage of these tribes have their reservations and gaming operations in the state of Oklahoma. Despite the industry and geographic concentrations related to the Company’s customers, due to the historical experience of the Company on receivable collections, management considers credit risk to be minimal with respect to accounts receivable. At September 30, 2014 and 2013, the following concentrations existed in the Company’s accounts receivable, as a percentage of total accounts receivable:

	September 30,
	2014	2013
Customer A	9%	7%

For the years ended September 30, 2014, 2013 and 2012, the following customers accounted for more than 10% of the Company’s total revenues (net of accretion):

	September 30,
	2014	2013	2012
Customer A	18%	23%	30%
Customer B	7%	10%	11%

Approximately 28%, 33% and 40% of the Company’s total revenues (net of accretion) for the years ended September 30, 2014, 2013 and 2012, respectively, were from tribes located in Oklahoma.

While the Company believes that its relationships with all of its customers are good, the loss of any of these customers would have a material and adverse effect upon its financial condition and results of operations and cash flows.

At September 30, 2014 and 2013 one tribe represented approximately 50% and 100% respectively, of the net notes receivable balance, which related to advances under development agreements.

18. SUPPLEMENTAL CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarters Ended
	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014
	(In thousands, except per-share amounts)
Total revenues	$59,159	$58,177	$50,270	$50,523
Operating income	$15,022	$17,425	$12,522	$6,946
Income before taxes	$14,870	$17,279	$12,394	$7,020
Net income	$9,543	$10,968	$7,632	$3,787
Diluted earnings per share	$0.31	$0.35	$0.25	$0.12
Weighted average common shares outstanding, diluted	31,047	31,024	30,641	30,903

	Quarters Ended
	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013
	(In thousands, except per-share amounts)
Total revenues	$44,302	$46,571	$48,105	$50,388
Operating income	$11,443	$13,921	$13,975	$13,043
Income before taxes	$11,327	$13,795	$13,783	$12,862
Net income	$7,113	$9,343	$8,449	$10,029
Diluted earnings per share	$0.24	$0.31	$0.28	$0.32
Weighted average common shares outstanding, diluted	30,017	30,348	30,710	30,936

During the fourth quarter of fiscal 2014, the Company recorded expense of $6.6 million due to merger related activities that resulted in a significant decrease in operating income.

19. SUBSEQUENT EVENTS

On April 29, 2014, Multimedia Games, Inc., a wholly owned subsidiary of the Company, entered into an Agreement and Plan of Merger (the “PokerTek Merger Agreement”) with PokerTek, Inc., a North Carolina corporation (“PTEK”), and 23 Acquisition Co., a North Carolina corporation and a wholly owned subsidiary of Multimedia Games, Inc. (“PokerTek Merger Sub”). The PokerTek Merger Agreement provides for the merger of PokerTek Merger Sub with and into PTEK (the “PokerTek Merger”), with PTEK surviving the PokerTek Merger as a wholly owned subsidiary of Multimedia Games, Inc. On October 1, 2014, Multimedia Games, Inc. completed the previously announced acquisition of PokerTek, Inc., for total cash consideration of approximately $13.5 million.

On September 8, 2014, the Company entered into the Merger Agreement with GCA and Merger Sub, pursuant to which, subject to satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company, which will survive the Merger as a wholly owned subsidiary of GCA. On September 26, 2014, the Company received notice from the Federal Trade Commission of the early termination of the waiting period applicable to the consummation of the Merger under the HSR Act. There are a number of risks and uncertainties associated with the consummation of the Merger with GCA, and completion of the Merger is contingent upon customary closing conditions, including approval of the Merger Agreement by the Company’s shareholders at a special meeting currently scheduled for December 3, 2014 or at any adjournment or postponement thereof and receipt of regulatory approvals.

20.       CONDENSED CONSOLIDATING FINANCIAL INFORMATION

On October 23, 2015, Everi Holdings Inc. (formerly known as Global Cash Access Holdings, Inc.) (“Parent”) filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) to satisfy certain obligations under the registration rights agreement for the $350,000,000 10.00% Senior Unsecured Notes due 2022 (the “Notes”), issued by Everi Payments Inc. (formerly known as Global Cash Access Holdings, Inc.) (“Subsidiary Issuer”).  Subsidiary Issuer’s obligations under the Notes are fully and unconditionally guaranteed, subject to certain customary release provisions, on a joint and several basis by Parent and substantially all of its 100%-owned U.S. subsidiaries other than Subsidiary Issuer (the “Guarantor Subsidiaries” and, together with Parent, the “Guarantors” and each a “Guarantor” ).  The guarantees of the Notes will be released under the following customary circumstances: (i) the sale or disposition of all or substantially all of the assets of the Guarantor (by way of merger, consolidation, or otherwise) to a person that is not (either before or after giving effect to such transaction) Parent, Subsidiary Issuer or a restricted subsidiary; (ii) the sale or disposition of sufficient capital stock of the Guarantor to a person that is not (either before or after giving effect to such transaction) Parent, Subsidiary Issuer or a restricted subsidiary and the Guarantor ceases to be a restricted subsidiary of Subsidiary Issuer as a result of the sale or other disposition; (iii) the designation of the Guarantor as an unrestricted subsidiary in accordance with the indenture governing the Notes; or (iv) the legal or covenant defeasance of the Notes or the satisfaction and discharge of the indenture governing the Notes.

Rule 3-10 of Regulation S-X requires that the Company’s audited financial statements incorporated by reference into the Parent Registration Statement include, in a footnote, certain condensed consolidating financial information relating to the Guarantor Subsidiaries of the Company and the subsidiaries of the Company that are not Guarantor Subsidiaries. Rule 3-10(g) of Regulation S-X also requires that when a subsidiary has not been included in the audited consolidated results of the parent company for at least nine months of the most recent fiscal year, audited condensed consolidating financial information must be filed for the subsidiary’s most recent fiscal year preceding the acquisition and unaudited condensed consolidating financial information must be filed for any interim periods after the annual period as well as for any comparative interim periods.

Presented below is condensed consolidating financial information for (a) Parent, (b) Subsidiary Issuer, (c) the Guarantor Subsidiaries and (d) our U.S. subsidiaries that are not Guarantor Subsidiaries and our foreign subsidiaries (collectively, the “Non-Guarantor Subsidiaries”) as of September 30, 2014 and September 30, 2013 and for each of the three years in the period ended September 30, 2014, 2013 and 2012. The condensed consolidating financial information has been presented to show the nature of assets held and the results of operations and cash flows of Parent, Subsidiary Issuer, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries assuming that the guarantee structure of the Notes had been in effect at the beginning of the periods presented.

MULTIMEDIA GAMES HOLDING COMPANY, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME

(in thousands)

	Year Ended September 30, 2014
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues
Gaming operations	$—	$—	$147,897	$—	$—	$147,897
Gaming equipment and system sales	—	—	68,030	—	—	68,030
Other	—	—	2,202	—	—	2,202
Total revenues	—	—	218,129	—	—	218,129
Operating costs and expenses
Cost of gaming operations revenue	—	—	15,136	—	—	15,136
Cost of equipment and system sales	—	—	31,797	—	—	31,797
Selling, general and administrative expenses	—	—	58,719	1	—	58,720
Write-off, reserve, impairment & settlement charges	—	—	—	—	—	—
Research and development	—	—	17,174	—	—	17,174
Amortization and depreciation	—	—	43,388	—	—	43,388
Total operating costs and expenses	—	—	166,214	1	—	166,215
Operating income (loss)	—	—	51,915	(1)	—	51,914
Other income (expense)
Interest income	—	—	412	—	—	412
Interest expense	—	—	(930)	—	—	(930)
Equity in loss of subsidiaries	—	—	(5)	—	5	—
Other income (loss)	—	—	170	(4)	—	166
Income (loss) before income taxes	—	—	51,562	(5)	5	51,562
Income tax expense	—	—	(19,633)	—	—	(19,633)
Net income (loss)	—	—	31,929	(5)	5	31,929
Foreign currency translation	—	—	—	—	—	—
Comprehensive income (loss)	$—	$—	$31,929	$(5)	$5	$31,929

MULTIMEDIA GAMES HOLDING COMPANY, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME

(in thousands)

	Year Ended September 30, 2013
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues
Gaming operations	$—	$—	$132,551	$89	$—	$132,640
Gaming equipment and system sales	—	—	54,539	—	—	54,539
Other	—	—	2,187	—	—	2,187
Total revenues	—	—	189,277	89	—	189,366
Operating costs and expenses
Cost of gaming operations revenue	—	—	13,799	4	—	13,803
Cost of equipment and system sales	—	—	23,143	—	—	23,143
Selling, general and administrative expenses	—	—	47,789	561	—	48,350
Write-off, reserve, impairment & settlement charges	—	—	—	—	—	—
Research and development	—	—	16,842	—	—	16,842
Amortization and depreciation	—	—	34,796	50	—	34,846
Total operating costs and expenses	—	—	136,369	615	—	136,984
Operating income (loss)	—	—	52,908	(526)	—	52,382
Other income (expense)
Interest income	—	—	491	—	—	491
Interest expense	—	—	(1,139)	—	—	(1,139)
Equity in loss of subsidiaries	—	—	(526)	—	526	—
Other income	—	—	33	—	—	33
Income (loss) before income taxes	—	—	51,767	(526)	526	51,767
Income tax expense	—	—	(16,833)	—	—	(16,833)
Net income (loss)	—	—	34,934	(526)	526	34,934
Foreign currency translation	—	—	329	329	(329)	329
Comprehensive income (loss)	$—	$—	$35,263	$(197)	$197	$35,263

MULTIMEDIA GAMES HOLDING COMPANY, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME

(in thousands)

	Year Ended September 30, 2012
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues
Gaming operations	$—	$—	$111,005	$1,005	$—	$112,010
Gaming equipment and system sales	—	—	42,539	254	—	42,793
Other	—	—	1,373	—	—	1,373
Total revenues	—	—	154,917	1,259	—	156,176
Operating costs and expenses
Cost of gaming operations revenue	—	—	12,519	28	—	12,547
Cost of equipment and system sales	—	—	18,374	174	—	18,548
Selling, general and administrative expenses	—	—	44,161	2,290	—	46,451
Write-off, reserve, impairment & settlement charges	—	—	—	1,187	—	1,187
Research and development	—	—	15,082	—	—	15,082
Amortization and depreciation	—	—	37,919	351	—	38,270
Total operating costs and expenses	—	—	128,055	4,030	—	132,085
Operating income (loss)	—	—	26,862	(2,771)	—	24,091
Other income (expense)
Interest income	—	—	1,553	—	—	1,553
Interest expense	—	—	(1,392)	—	—	(1,392)
Equity in loss of subsidiaries	—	—	(2,809)	—	2,809	—
Other income (loss)	—	—	1,083	(38)	—	1,045
Income (loss) before income taxes	—	—	25,297	(2,809)	2,809	25,297
Income tax benefit	—	—	2,877	—	—	2,877
Net income (loss)	—	—	28,174	(2,809)	2,809	28,174
Foreign currency translation	—	—	123	123	(123)	123
Comprehensive income (loss)	$—	$—	$28,297	$(2,686)	$2,686	$28,297

MULTIMEDIA GAMES HOLDING COMPANY, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

(in thousands)

	At September 30, 2014
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets
Cash and cash equivalents	$—	$—	$138,043	$43	$—	$138,086
Accounts receivable, net	—	—	25,149	116	—	25,265
Inventory	—	—	12,412	—	—	12,412
Notes receivable, current	—	—	2,375	—	—	2,375
Deferred tax asset	—	—	5,886	—	—	5,886
Prepaid expenses and other	—	—	4,440	—	—	4,440
Federal and state income tax receivable	—	—	4,400	—	—	4,400
Total current assets	—	—	192,705	159	—	192,864
Non-current assets
Property and equipment and leased gaming equipment, net	—	—	76,862	—	—	76,862
Intangible assets, net	—	—	32,022	—	—	32,022
Notes receivable, non-current	—	—	5,368	—	—	5,368
Investment in subsidiaries	—	—	2,576	—	(2,576)	—
Deferred tax asset, non-current	—	—	1,348	—	—	1,348
Value added tax receivable, net	—	—	—	2,911	—	2,911
Other assets	—	—	2,862	775	—	3,637
Total non-current assets	—	—	121,038	3,686	(2,576)	122,148
Total assets	$—	$—	$313,743	$3,845	$(2,576)	$315,012
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$—	$—	$3,700	$—	$—	$3,700
Accounts payable and accrued liabilities	—	—	32,729	1,269	—	33,998
Deferred revenue	—	—	447	—	—	447
Total current liabilities	—	—	36,876	1,269	—	38,145
Non-current liabilities
Long-term debt, less current portion	—	—	22,200	—	—	22,200
Long-term deferred tax liability	—	—	9,838	—	—	9,838
Other long-term liabilities	—	—	471	—	—	471
Total non-current liabilities	—	—	32,509	—	-—	32,509
Total liabilities	—	—	69,385	1,269	—	70,654

Stockholders’ Equity
Preferred stock: Series A	—	—	—	—	—	—
Preferred stock: Series B	—	—	—	—	—	—
Common stock	—	—	386	—	—	386
Additional paid-in capital	—	—	148,828	6,696	(6,696)	148,828
Treasury stock, at cost	—	—	(81,002)	—	—	(81,002)
Retained earnings (deficit)	—	—	176,146	(4,120)	4,120	176,146
Total stockholders’ equity	—	—	244,358	2,576	(2,576)	244,358
Total liabilities and stockholders’ equity	$—	$—	$313,743	$3,845	$(2,576)	$315,012

MULTIMEDIA GAMES HOLDING COMPANY, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

(in thousands)

	At September 30, 2013
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets
Cash and cash equivalents	$—	$—	$102,362	$270	$—	$102,632
Accounts receivable, net	—	—	26,562	4	—	26,566
Inventory	—	—	12,429	—	—	12,429
Notes receivable, current	—	—	2,093	—	—	2,093
Deferred tax asset	—	—	7,818	—	—	7,818
Prepaid expenses and other	—	—	2,333	90	—	2,423
Federal and state income tax receivable	—	—	2,855	—	—	2,855
Total current assets	—	—	156,452	364	—	156,816
Non-current assets
Property and equipment and leased gaming equipment, net	—	—	77,439	19	—	77,458
Intangible assets, net	—	—	34,723	—	—	34,723
Notes receivable, non-current	—	—	4,841	—	—	4,841
Investment in subsidiaries	—	—	2,580	—	(2,580)	—
Deferred tax asset, non-current	—	—	2,690	—	—	2,690
Value added tax receivable, net	—	—	—	2,862	—	2,862
Other assets	—	—	1,336	799	—	2,135
Total non-current assets	—	—	123,609	3,680	(2,580)	124,709
Total assets	$—	$—	$280,061	$4,044	$(2,580)	$281,525
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$—	$—	$3,700	$—	$—	$3,700
Accounts payable and accrued liabilities	—	—	27,665	1,464	—	29,129
Deferred revenue	—	—	520	—	—	520
Total current liabilities	—	—	31,885	1,464	—	33,349
Non-current liabilities
Long-term debt, less current portion	—	—	25,900	—	—	25,900
Long-term deferred tax liability	—	—	12,824	—	—	12,824
Other long-term liabilities	—	—	511	—	—	511
Total non-current liabilities	—	—	39,235	—	—	39,235
Total liabilities	—	—	71,120	1,464	—	72,584

Stockholders’ Equity
Preferred stock: Series A	—	—	—	—	—	—
Preferred stock: Series B	—	—	—	—	—	—
Common stock	—	—	378	—	—	378
Additional paid-in capital	—	—	131,232	6,696	(6,696)	131,232
Treasury stock, at cost	—	—	(66,886)	—	—	(66,886)
Retained earnings (deficit)	—	—	144,217	(4,116)	4,116	144,217
Total stockholders’ equity	—	—	208,941	2,580	(2,580)	208,941
Total liabilities and stockholders’ equity	$—	$—	$280,061	$4,044	$(2,580)	$281,525

MULTIMEDIA GAMES HOLDING COMPANY, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended September 30, 2014
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities
Net income (loss)	$—	$—	$31,929	$(5)	$5	$31,929
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Amortization and depreciation	—	—	43,388	—	—	43,388
Accretion of contract rights	—	—	9,357	—	—	9,357
Equity in loss of subsidiaries	—	—	5	—	(5)	—
Share-based compensation	—	—	5,874	—	—	5,874
Other non-cash items	—	—	(214)	19	—	(195)
Deferred income taxes	—	—	287	—	—	287
Interest income from imputed interest	—	—	(228)	—	—	(228)
Changes in operating assets and liabilities	—	—	2,132	(241)	—	1,891
Net cash provided by (used in) operating activities	—	—	92,530	(227)	—	92,303
Cash flows from investing activities
Acquisition of property and equipment and leased gaming equipment	—	—	(35,408)	—	—	(35,408)
Capitalized labor and aacquisition of intangible assets	—	—	(13,114)	—	—	(13,114)
Advances under development and placement fee agreements	—	—	(795)	—	—	(795)
Advances under promissory notes	—	—	(4,750)	—	—	(4,750)
Repayments under development agreements	—	—	3,304	—	—	3,304
Net cash used in investing activities	—	—	(50,763)	—	—	(50,763)
Cash flows from financing activities
Proceeds from exercise of stock options	—	—	3,472	—	—	3,472
Tax benefit from exercise of stock options	—	—	8,258	—	—	8,258
Principal payments on long-term debt	—	—	(3,700)	—	—	(3,700)
Purchase of treasury stock	—	—	(14,116)	—	—	(14,116)
Net cash used in financing activities	—	—	(6,086)	—	—	(6,086)
Effect of exchange rates on cash	—	—	—	—	—	—
Cash and cash equivalents
Net increase (decrease) for the year	—	—	35,681	(227)	—	35,454
Balance, beginning of the year	—	—	102,362	270	—	102,632
Balance, end of the year	$—	$—	$138,043	$43	$—	$138,086

MULTIMEDIA GAMES HOLDING COMPANY, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended September 30, 2013
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities
Net income (loss)	$—	$—	$34,934	$(526)	$526	$34,934
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:						—
Amortization and depreciation	—	—	34,796	50	—	34,846
Accretion of contract rights	—	—	8,468	—	—	8,468
Equity in loss of subsidiaries	—	—	526	—	(526)	—
Share-based compensation	—	—	3,926	—	—	3,926
Other non-cash items	—	—	1,434	67	—	1,501
Deferred income taxes	—	—	6,662	—	—	6,662
Interest income from imputed interest	—	—	(376)	—	—	(376)
Changes in operating assets and liabilities	—	—	(13,176)	(272)	—	(13,448)
Net cash provided by (used in) operating activities	—	—	77,194	(681)	—	76,513
Cash flows from investing activities
Acquisition of property and equipment and leased gaming equipment	—	—	(48,624)	—	—	(48,624)
Capitalized labor and aacquisition of intangible assets	—	—	(9,260)	—	—	(9,260)
Advances under development and placement fee agreements	—	—	(8,535)	—	—	(8,535)
Repayments under development agreements	—	—	7,749	—	—	7,749
Net cash used in investing activities	—	—	(58,670)	—	—	(58,670)
Cash flows from financing activities
Proceeds from exercise of stock options	—	—	9,176	—	—	9,176
Tax benefit from exercise of stock options	—	—	10,396	—	—	10,396
Principal payments on long-term debt	—	—	(3,700)	—	—	(3,700)
Purchase of treasury stock	—	—	(4,838)	—	—	(4,838)
Net cash provided by financing activities	—	—	11,034	—	—	11,034
Effect of exchange rates on cash	—	—	—	—	—	—
Cash and cash equivalents
Net increase (decrease) for the year	—	—	29,558	(681)	—	28,877
Balance, beginning of the year	—	—	72,804	951	—	73,755
Balance, end of the year	$—	$—	$102,362	$270	$—	$102,632

MULTIMEDIA GAMES HOLDING COMPANY, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended September 30, 2012
	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities
Net income (loss)	$—	$—	$28,174	$(2,809)	$2,809	$28,174
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Amortization and depreciation	—	—	37,919	351	—	38,270
Accretion of contract rights	—	—	7,700	—	—	7,700
Equity in loss of subsidiaries	—	—	2,809	—	(2,809)	—
Share-based compensation	—	—	3,418	—	—	3,418
Other non-cash items	—	—	230	1,175	—	1,405
Deferred income taxes	—	—	(4,346)	—	—	(4,346)
Interest income from imputed interest	—	—	(1,292)	—	—	(1,292)
Changes in operating assets and liabilities	—	—	834	380	—	1,214
Net cash provided by (used in) operating activities	—	—	75,446	(903)	—	74,543
Cash flows from investing activities
Acquisition of property and equipment and leased gaming equipment	—	—	(45,220)	—	—	(45,220)
Capitalized labor and aacquisition of intangible assets	—	—	(6,102)	—	—	(6,102)
Advances under development and placement fee agreements	—	—	(15,575)	—	—	(15,575)
Repayments under development agreements	—	—	15,846	—	—	15,846
Net cash used in investing activities	—	—	(51,051)	—	—	(51,051)
Cash flows from financing activities
Proceeds from exercise of stock options	—	—	8,733	—	—	8,733
Tax benefit from exercise of stock options	—	—	554	—	—	554
Principal payments on long-term debt	—	—	(3,700)	—	—	(3,700)
Proceeds from capital leases	—	—	894	—	—	894
Principal payments on capital leases	—	—	(894)	—	—	(894)
Purchase of treasury stock	—	—	(1,884)	—	—	(1,884)
Net cash provided by financing activities	—	—	3,703	—	—	3,703
Effect of exchange rates on cash	—	—	—	(150)	—	(150)
Cash and cash equivalents
Net increase (decrease) for the year	—	—	28,098	(1,053)	—	27,045
Balance, beginning of the year	—	—	44,706	2,004	—	46,710
Balance, end of the year	$—	$—	$72,804	$951	$—	$73,755

MULTIMEDIA GAMES HOLDING COMPANY, INC.

Schedule II — Valuation and Qualifying Accounts

Allowance for Doubtful Accounts

	Balance at Beginning of Period	(Recoveries)/ Additions	Deductions	Balance at End of Period
	(In thousands)
Year Ended September 30, 2014	$342	$(192)	$—	$150
Year Ended September 30, 2013	$266	$76	$—	$342
Year Ended September 30, 2012	$400	$(100)	$34	$266

Valuation Allowance on Deferred Tax Assets

	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
(In thousands)
Year Ended September 30, 2014	$—	$—	$—	$—
Year Ended September 30, 2013	$—	$—	$—	$—
Year Ended September 30, 2012	$12,651	$—	$12,651	$—

Value Added Tax Allowance

	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
	(In thousands)
Year Ended September 30, 2014	$707	$—	$—	$707
Year Ended September 30, 2013	$722	$—	$15	$707
Year Ended September 30, 2012 (1)	$817	$37	$132	$722

(1) Additions in 2012 were due to foreign currency changes.